BLACK HILLS CORPORATION
P.O. BOX 1400	625 NINTH STREET
RAPID CITY, SOUTH DAKOTA 57709

To:	Directors and Executive Officers of Black Hills Corporation

From:	Roxann R. Basham

Date:	March 16, 2007

Subject:	Notice of Blackout Period

In connection with the Black Hills Corporation and Cheyenne Light, Fuel and Power Company Retirement Savings Plans (the “401(k) Plans”) conversions to a new recordkeeper, Schwab Retirement Plan Services, there will be a blackout period during which participants in the 401(k) Plans will be temporarily prohibited from making any transactions in their individual 401(k) Plan accounts relating to Black Hills Corporation common stock.

According to the Sarbanes-Oxley Act and SEC regulation, during the same period of time, Directors and Executive Officers of the Company are prohibited from directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity security of Black Hills Corporation, if the Director or Executive Officer acquires or previously acquired such equity security in connection with his or her service or employment as a Director or Executive Officer (the “D&O Blackout”). Regulation BTR interprets this concept very broadly and establishes a presumption that any sale or other transfer of equity securities by a Director or Executive Officer during a blackout period violates the trading prohibition. Any equity securities of Black Hills Corporation that you sell or otherwise transfer during the D&O Blackout will be considered to have been acquired by you in connection with your service or employment as a Director or Executive Officer, unless you can establish that the securities were acquired from another source. To establish that an equity or derivative security was not so acquired, you must identify its source and demonstrate that you have utilized the same specific identification for any purpose related to the transaction (such as tax reporting and any applicable disclosure and reporting requirements).

This suspension will specifically, among others, affect the following equity transactions:

•	the purchase of Black Hills Corporation common stock by some Directors with a portion of their monthly Board retainer;
•	the granting of any equity securities to Directors or Executive Officers;

Directors & Executive Officers

March 16, 2007	Page 2

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the exercise of stock options by Executive Officers, unless pursuant to a 10b5-1 Plan, provided the Plan was not entered into or modified during the blackout period, or while aware of the actual or approximate beginning or ending dates of the blackout period;

•	the use of share-withholding for the payment of taxes associated with the vesting of restricted stock; and
•	the purchase, sale or transfer of Black Hills Corporation common stock.

Notice is hereby given as follows:

1.

The D&O Blackout is scheduled to begin on April 19, 2007 and is expected to end the week of May 7, 2007. This D&O Blackout period overlaps with a portion of the Company’s regularly scheduled trading blackout period for the first quarter.

2.	You may obtain information as to whether the blackout period has ended by contacting Roxann R. Basham.

3.

If you have any questions regarding this notice or whether a transaction involving Black Hills Corporation common stock is prohibited during the D&O Blackout period, please contact Roxann R. Basham at (605) 721-2343, rrbasham@bh-corp.com, Black Hills Corporation, PO Box 1400, Rapid City, SD 57709.